Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-121125) of Pediatrix Medical Group, Inc. of our report dated June 27, 2008 relating to the financial statements of Pediatrix Medical Group of Puerto Rico Thrift and Profit Sharing Plan as amended and restated, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

June 27, 2008